Exhibit 10.1
L E A S E A G R E E M E N T
BY AND BETWEEN:
Cedar Brook 3 Corporate Center, LP
“Landlord”
- and -
Amicus Therapeutics, Inc.
“Tenant”
PREMISES: 1 Cedar Brook Drive, Cranbury, NJ 08512
DATED: August 16, 2011

Contents

1. LEASED PREMISES	1
2. TERM OF LEASE	2
3. CONSTRUCTION OF THE TENANT IMPROVEMENTS	2
4. RENT	10
5. PARKING AND USE OF EXTERIOR AREA	11
6. USE	11
7. REPAIRS AND MAINTENANCE	12
8. COMMON AREA EXPENSES, TAXES AND INSURANCE	14
9. SIGNS	18
10. ASSIGNMENT AND SUBLETTING	19
11. FIRE AND CASUALTY	21
12. COMPLIANCE WITH LAWS, RULES AND REGULATIONS	22
13. INSPECTION BY LANDLORD	27
14. DEFAULT BY TENANT	28
15. DAMAGES	31
16. NOTICES	34
17. NON-WAIVER BY LANDLORD	34
18. ALTERATIONS	35
19. NON-LIABILITY OF LANDLORD	36
20. RESERVATION OF EASEMENT	36
21. STATEMENT OF ACCEPTANCE	36
23. STATEMENT BY TENANT	37
24. CONDEMNATION	37
25. LANDLORD’S RIGHTS	38
26. QUIET ENJOYMENT	38
27. SURRENDER OF PREMISES; HOLDOVER	39
28. INDEMNITY	39
29. BIND AND CONSTRUE CLAUSE	40
30. INCLUSIONS	40
31. DEFINITION OF TERM “LANDLORD”	41
32. COVENANTS OF FURTHER ASSURANCES	41
33. COVENANT AGAINST LIENS	41

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34. SUBORDINATION	42
35. EXCULPATION OF LANDLORD	43
37. SECURITY	44
38. BROKERAGE	44
39. LATE CHARGES	45
40. PRESS RELEASES	45
41. WAIVER OF JURY TRIAL	45
42. LAWS OF NEW JERSEY	45
43. RENEWAL	46
44. TENANT REPRESENTATION	46
45. RIGHT OF FIRST OFFER	47

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AGREEMENT, made August 16, 2011 between Cedar Brook 3 Corporate Center, LP, 4A Cedar Brook Drive , Cranbury, New Jersey 08512, “Landlord”; and Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, New Jersey 08512, “Tenant”.
RECITALS:
WHEREAS, the Landlord intends to lease to the Tenant a portion of 1 Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Building”) constituting a portion of the office/industrial park known as Cedar Brook Corporate Center (“Office Park”); and
WHEREAS, the parties hereto wish to mutually define their rights, duties and obligations in connection with the Lease;
NOW THEREFORE, in consideration of the promises set forth herein, the Landlord leases unto the Tenant and the Tenant rents from the Landlord the leased premises described in Paragraph 1, and the Landlord and Tenant do hereby mutually covenant and agree as follows:
1. LEASED PREMISES
1.1 The leased premises shall consist of 73,646 rentable square feet of laboratory and office space (“Leased Premises”) as measured from outside of exterior walls to center line of common walls, together with all improvements to be constructed thereon by the Landlord for the use of the Tenant, and all easements, tenements, appurtenances, hereditaments, rights and privileges appurtenant thereto, and any and all fixtures and equipment which currently exist or are to be installed in the Building by the Landlord for the use of the Tenant in its occupancy of the Leased Premises. Landlord’s and Tenant’s architects shall confirm that the Leased Premises measure 73,646 rentable square feet using the method of measurement identified in the first sentence of this Section 1.1, and if the Leased Premises are greater or less than 73,646 rentable square feet, rent shall be adjusted proportionately. Tenant shall also have the right to use all common areas (“Common Areas”) defined as those areas and facilities of the Office Park which are available for the use of tenants of the Building in common with Landlord, including parking areas, pedestrian walkways, and landscaped areas in the Office Park. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times and may make such changes to the Common Areas as Landlord deems appropriate, provided that Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s use and occupancy of the Leased Premises.

2. TERM OF LEASE
2.1 The term of the Lease (“Term”) shall be seven years, to commence on the Commencement Date as hereinafter defined, and to end on the day before the seventh anniversary of the Commencement Date (“Expiration Date”). The term “Commencement Date” shall mean the first day of the next succeeding month following Substantial Completion (as defined hereafter). The Commencement Date is projected to be March 1, 2012.
3. CONSTRUCTION OF THE TENANT IMPROVEMENTS
3.1(a) The Landlord shall provide all necessary labor and materials and perform any and all the work required for construction of the Tenant’s laboratory and office facility including machinery, fixtures and equipment to be constructed and other improvements to be installed by Landlord in the Leased Premises in order to ready the same for Tenant’s occupancy (the “Tenant Improvements”), all as shown on the Plans (as defined hereafter) to be prepared by Tenant’s architect (“Architect”). Landlord shall have seven (7) business days after receipt of the Architect’s Plans (which shall be delivered to Landlord in accordance with the Notices provision of the Lease) to approve or deny approval of the Plans. In the event Landlord does not approve the Plans, Landlord shall advise Tenant with specificity of the reason or reasons for disapproval. Landlord shall have seven (7) business days to approve Plans when resubmitted. If Landlord does not accept the Plans following the second seven (7) business day period, then the parties agree to negotiate in good faith until both parties reach an agreement on the Plan. If the parties do not reach an agreement on the Plans within ten (10) business days following the second seven (7) business day period, the matter shall be submitted to decision by a third party architect consistent with the procedure set forth in Section 3.2(a) for deadlocks concerning the Construction Budget. If Landlord does not respond within any seven (7) business day period following submission of the Plans, or fails to specify the reason or reasons for disapproval, Tenant shall send Landlord a reminder notice, and if Landlord does not respond, or fails to specify the reason or reasons for disapproval within forty eight (48) hours from receipt of the reminder notice, the Plans are deemed to be approved. Tenant

Improvements shall also be deemed to include anything that runs above the ceiling, below the floor, or within the walls, even if installed and paid for by Tenant. At the end of the Term, title to Tenant’s Improvements shall pass to Landlord without compensation. Tenant’s designated representative for all work pertaining to the Tenant Improvements shall be Jerry Sullivan of Jones Lang LaSalle (“Tenant’s Representative”). Tenant shall have ability to change Tenant’s Representative with notice to Landlord. Landlord shall supervise and direct the work on the Tenant Improvements using Landlord’s best skill and attention, and Landlord shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the work on the Tenant Improvements. Landlord warrants to the Tenant that all materials and equipment not already existing in the Building, and to be incorporated in the Tenant Improvements, will be new and that on the date of Substantial Completion, all work on the Tenant Improvements will be of good quality, free from known faults and defects, and in substantial conformity with the approved Plans, provided that Landlord shall not make substitutions except in accordance with the Substitution Standards defined in Section 3.2(b). All materials and equipment not already existing in the Building shall be delivered in good working order and condition.
(b) Tenant shall be responsible for the design and installation of its data and communication systems. Landlord shall install the wiring for such systems per Tenant’s design, and, except as provided below, the cost thereof shall be added to the construction budget as defined below. Tenant shall be responsible for the procurement and installation of its furniture and other personal property, unless otherwise set forth herein. Tenant’s vendors and Landlord’s subcontracted trades shall coordinate project scope and schedule. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible for replacing (at Landlord’s cost) the data and telecommunications cabling providing service to the cubicles within the Leased Premises (but not the cabling providing service to the offices or the labs, or to furniture, but shall coordinate wiring to cubicle furniture) and the cost for such replacement shall not be considered part of the Allowance. Tenant shall be responsible for providing and installing its furniture at its sole cost and expense.

3.2 (a) Landlord shall complete the construction of the Leased Premises in a good and workmanlike manner and in substantial accordance with plans and specifications (“Plans”) to be prepared by the Architect, however, Landlord shall not make any substitutions except in accordance with the Substitution Standards. The Plans shall be provided to Landlord on or before September 19, 2011, and shall be in sufficient detail to permit Landlord to apply for a building permit for the Tenant Improvements (which Landlord shall do within five (5) business days), and to prepare a construction budget for the construction of the Tenant Improvements (“Construction Budget”). The Construction Budget shall be provided to Tenant fifteen (15) business days after the Plans are approved. The Construction Budget shall include each trade by line item, and set forth the lump sum amount payable by Tenant to Landlord for the construction of the Tenant Improvements, which amount shall include Landlord’s mark-up of 2% for general conditions, 7% overhead and 5% profit, except as pertains to work performed by Landlord itself or any affiliate of Landlord. In consideration of this mark-up, Landlord shall perform all services that are ordinarily provided by a construction manager/general contractor for the construction of Tenant Improvements. The only exception to the lump sum amount shall be the actual fees charged by the Township of Cranbury for construction permits, which will not be determined by the municipality until after the Landlord applies for the construction permits and shall be paid by Tenant as set forth hereafter. Landlord shall submit the Construction Budget to Tenant for its approval. Tenant shall give written notice to Landlord within five (5) business days of receipt, as to whether or not the Construction Budget is acceptable. If Tenant does not accept the Construction Budget during such five (5) business day period, then the parties agree to negotiate in good faith until both parties reach an agreement on the Construction Budget. If the parties do not reach an agreement on the Construction Budget within ten (10) business days, the matter shall be resolved by the Landlord’s and Tenant’s architects agreeing on the name of another New Jersey estimator, who shall be unaffiliated with Landlord or Tenant, to approve the Construction Budget. The third party estimator shall be instructed to make his or her determination within ten (10) days of the referral of the matter. The party whose most recent Construction Budget proposal most widely varies from the decision of the third party estimator shall pay the fee of the third party estimator. If Landlord’s and Tenant’s architects cannot agree on the selection of a third party estimator, each party shall select its own estimator and shall pay the fee of its estimator. If both estimates are within ten percent (10%) of each other, they shall be averaged. If not within ten percent (10%), the two estimators will select a third estimator whose estimate shall be binding, unless it is not within the amount of the first two estimates, in which case the three estimates shall be averaged. Landlord shall not be obligated to order any equipment or commence work until the Construction Budget has been approved. A complete set of the agreed upon Plans, and the agreed upon Construction Budget, shall be initialed by and distributed to Landlord and Tenant.

(b) Neither the Construction Budget nor the Plans shall be changed or altered in any way except by change order approved in writing by Landlord and Tenant (“Change Order”). All Change Orders shall be valid and binding upon Landlord and Tenant only if authorized by written Change Order signed prior to commencement of the work on the Tenant Improvements reflected thereby. If Tenant requests a change to the Plans, Landlord will prepare a Change Order, submit it to Tenant, and if not approved by Tenant within 2 business days, work on the Tenant Improvements shall continue as if the Change Order had never been requested. The cost or credit to the Tenant due to any Change Order shall be determined per the terms of such Change Order. Change Order mark-up shall be no greater than 2% for general conditions, 7% overhead and 5% profit. In the event the Change Order increases the cost set forth in the Construction Budget, then the cost plus mark-up shall be added to the next payment coming due under Section 3.4 hereof. The Landlord shall have the right to substitute for the materials and equipment required by the Plans, materials and equipment of equal quality and standard, provided said substitutions conform with applicable building codes, meet any specification or tolerance set forth in the Plans, and are communicated to, and reasonably approved by, Tenant in writing (the “Substitution Standards”). Each and every Change Order shall state whether the change will entail a delay in the date of Substantial Completion and the length of the delay. Any Change Order requested by Tenant which results in a delay to the date of Substantial Completion shall not delay the date for the commencement of the payment of rent so long as the delay and its extent were identified in the change order.
(c) Landlord will have no obligation to bid any of the work constituting Tenant Improvements except Landlord shall provide Tenant with the scope of work to be performed by the following trades: HVAC, electric, carpet and paint during the Construction Budget approval process described in Section 3.2 (a) hereof.

3.3 (a) The cost of construction permits and for all other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Tenant Improvements shall be added to the Construction Budget. Landlord shall obtain a temporary or permanent Certificate of Occupancy or Certificate of Acceptance after the Tenant Improvements have been completed. Landlord shall not, however, be responsible for securing any environmental or operating permits or certifications which are required in order for Tenant to actually conduct its business. If a temporary Certificate of Occupancy is issued, Landlord shall diligently complete any requirements of, and shall meet any deadlines specified in, any such temporary Certificate of Occupancy.
(b) After construction is complete, Tenant shall be responsible for all costs related to the reproduction of “as built” Plans. In all instances where Plans are required, Tenant shall provide Landlord with a CAD file.
3.4 (a) Landlord shall provide Tenant with an allowance (“Allowance”) of fifty percent of the cost of construction of Tenant Improvements, not to exceed a maximum of $450,000.00 (Four Hundred Fifty Thousand Dollars). The entire cost of the improvements, other than the Allowance, shall be the responsibility of Tenant (“Tenant’s Cost Share”). Tenant shall pay to Landlord, within the later of (i) five (5) business days of Landlord’s commencement of work on Tenant Improvements, and (ii) ten (10) business days after Landlord has invoiced Tenant, a sum equal to 25% of Tenant’s Cost Share to secure initial orders, materials and resources. If Tenant fails to make such payment on date it is due pursuant to the previous sentence, Landlord shall not be obligated to continue work on Tenant Improvements. Thirty (30) days after Landlord’s commencement of work, and each thirty days thereafter, until paid in full, Tenant shall pay to Landlord, within ten (10) business days after receipt of Landlord’s invoice, the equivalent percent of completed work as reviewed and reasonably approved by the Architect and Tenant’s Representative. If Tenant fails to make any such payment within five days after the date when due, Landlord shall have the right to stop work. Notwithstanding the foregoing, if Substantial Completion of Tenant Improvements occurs prior to the date any of the foregoing payments are due, Tenant shall, within ten (10) business days of Landlord’s notice to Tenant of Substantial Completion, pay to Landlord a sum equal to the remaining balance of Tenant’s Cost Share. Any failure of Tenant in making any payment due under this section shall constitute a default under this Lease, but shall not delay the Commencement Date of this Lease, which shall be the Commencement Date set forth above in Section 2; or any of Tenant’s obligations hereunder including, without limitation, Tenant’s obligation to pay all Rent. In the event that Tenant fails to pay to Landlord, upon Substantial Completion of the Tenant Improvements, a sum equal to the remaining Tenant’s Cost Share, such failure shall constitute a default under this Lease unless and until cured; and Tenant shall commence payment of all Rent; and Landlord shall be entitled to all rights and remedies available hereunder, at law or in equity, which rights shall be cumulative. All sums so owing to Landlord shall constitute Additional Rent and shall be subject to the imposition of late charges as provided in this Lease.

(b) Apart from extensions of time for delays and extensions of the Commencement Date for the payment of rent, no payment or allowance of any kind shall be claimed by Tenant, or made to the Landlord as compensation for damages on account of any delay from any cause in the Substantial Completion of the Tenant Improvements, whether such delay be avoidable or unavoidable, anything in this Agreement inconsistent herewith or to the contrary notwithstanding.
3.5 During construction of Tenant Improvements, Tenant’s Representative shall inspect the site no less frequently than once a week and verify and agree that the work in progress has been completed in a manner acceptable to both Landlord and Tenant.
3.6 The Tenant Improvements shall be commenced upon approval by governmental entities having jurisdiction therefore and, subject to authorized adjustments, Substantial Completion shall be achieved on or about the date set forth in Section 2.1. As used herein the term “Substantial Completion” shall mean that the Leased Premises have been built and completed in substantial conformity with the Plans, and a temporary or permanent certificate of occupancy or a temporary or permanent certificate of acceptance (“CO/CA”) has been issued permitting Tenant to use and occupy the Leased Premises, even though minor details, adjustments or punch list items which shall not materially impair Tenant’s use and enjoyment of the Leased Premises may not have been finally completed, but which work Landlord agrees shall be diligently pursued to final completion. Tenant shall allow Landlord and its contractors to enter the Leased Premises during normal working hours after issuance of the CO/CA to complete remaining minor work or punch list items. Landlord shall cooperate with Tenant to coordinate the completion of the punch list items to avoid disruption to Tenant’s business and research operations, provided Landlord shall not be required to use overtime or union labor. It is agreed that for the purpose of this Lease, wherever and whenever the term Substantial Completion is used, it shall not include items of maintenance, service, punch list, or guarantee. If the date of Substantial Completion occurs on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated (at a rate of 1/30th of the monthly rent per day). During said period of partial monthly occupancy, all other terms and conditions of this Lease shall apply. In the event Substantial Completion is delayed due to the failure of the Architect to deliver Plans by the date set forth herein, the Commencement Date shall be deemed to be March 1, 2012. In the event Substantial Completion is before March 1, 2012, Base Rent (as defined below) shall not start until March 1, 2012.

3.7 Provided Tenant is not in default beyond any applicable cure period, has provided Landlord with proof of Tenant’s insurance as required hereunder, and does not interfere with Landlord’s contractors and subcontractors, Tenant may enter the existing computer room not less than ninety days prior to the anticipated Commencement Date for the purpose of installing Tenant’s telecommunication equipment, fixtures, wiring, and furniture; and installing and running of its server equipment. HVAC systems and other mechanicals shall be in operating condition during such period, provided that Tenant shall be responsible for payment of all utilities in connection with the foregoing, including, but not limited to HVAC to the computer room.
3.8 Landlord shall perform the work described on Attachment #2 attached hereto and made a part hereof, at Landlord’s sole cost and expense, prior to the Commencement Date, the same to be installed in a good and workmanlike manner.
3.9 In the event Commencement Date does not occur by April 1, 2012, as extended for Force Majeure or Tenant Delay, as hereinafter defined, Tenant shall be entitled to one day of rent abatement for each day of delay. In the event Commencement Date has not occurred by June 1, 2012, as extended for Force Majeure or Tenant Delay, Tenant shall have the right to terminate the lease by giving Landlord fifteen (15) days written notice, provided that if the Commencement Date occurs during the fifteen (15) day notice, period, Tenant’s termination shall be null and void and the Lease shall continue in full force and effect. “Tenant Delay” shall mean:
a)	Tenant’s failure to furnish information in accordance with the Lease or to respond to any request by Landlord for any approval or information within any time period prescribed; or

b)	Tenant’s request, either in the initial Architect’s Plans or subsequent to submission of the Architect’s Plans, for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a delay; or

c)	Changes in any plans and specifications requested by Tenant; or

d)	The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Leased Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

e)	Any breach or default by Tenant in the performance of Tenant’s obligations under the Lease; or

f)	Tenant’s failure to pay any amounts as and when due under the Lease; or

g)	Except as provided in this Lease, any delay resulting from Tenant’s having taken possession of the Leased Premises for any reason prior to Substantial Completion of Landlord’s work which continues after Tenant has been given prior written notice; or

h)	Any delay in reaching an agreement on the Construction Budget beyond the later of initial five day period after submission of the Construction Budget to Tenant for its approval, or October 17, 2011, arising from either a bona fide disagreement between Landlord and Tenant over the Construction Budget or a failure by Tenant to comply with Section 3.2 of the Lease; or

i)	Any other delay chargeable to Tenant, its agents, employees or independent contractors which continues after Tenant has been given prior written notice.
Landlord shall provide notice to Tenant promptly after Landlord becomes aware that any event in clauses (a) through (i) has occurred, which notice shall specify the number of days of Tenant Delay related to the event.
3.10 Landlord shall provide at no charge prior to the Commencement Date, all manuals that are in Landlord’s possession, pertaining to the building systems functionality and management.

4. RENT
4.1 Tenant shall pay, as rent for the Leased Premises, the following:
(a) During the first year of the Term, an annual base rent of $16.00 per square foot, for an aggregate annual base rent of $1,178,336.00 (“Base Rent”), payable monthly in the sum of $98,194.67.
(b) During the second year of the Term, an annual base rent of $17.25 per square foot, for an aggregate annual base rent of $1,270,393.50 (“Base Rent”), payable monthly in the sum of $105,866.13.
(c) During the third year of the Term, an annual base rent of $18.00 per square foot, for an aggregate annual base rent of $1,325,628.00 (“Base Rent”), payable monthly in the sum of $110,469.00.
(d) During the fourth year of the Term, an annual base rent of $19.25 per square foot, for an aggregate annual base rent of $1,417,685.50 (“Base Rent”), payable monthly in the sum of $118,140.46.
(e) During the fifth year of the Term, an annual base rent of $20.50 per square foot, for an aggregate annual base rent of $1,509,743.00 (“Base Rent”), payable monthly in the sum of $125,811.92.
(f) During the sixth year of the Term, an annual base rent of $20.70 per square foot, for an aggregate annual base rent of $1,524,472.20 (“Base Rent”), payable monthly in the sum of $127,039.35.
(g) During the seventh year of the Term, an annual base rent of $20.70 per square foot, for an aggregate annual base rent of $1,524,472.20 (“Base Rent”), payable monthly in the sum of $127,039.35.
4.2 Tenant shall pay the following which shall be referred to herein as “Additional Rent”:
(a) Common Area Expenses as hereafter defined in paragraph 8.1.
(b) Any other charges as provided in this Lease.
The Base Rent and Additional Rent shall be referred to hereafter as “Rent”.

4.3 Tenant covenants to pay the Rent in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment. Such Rent shall be paid to Landlord at its office address hereinabove set forth, or at such other place as Landlord may, from time to time, designate by notice to Tenant.
4.4 Rent shall be payable by Tenant without any set-off or deduction of any kind or nature whatsoever and without notice or demand.
5. PARKING AND USE OF EXTERIOR AREA
The Tenant shall have the right to use parking spaces on a non-exclusive basis in common with other tenants of the Building. Tenant’s pro-rata share of non-reserved parking is 215 spaces, out of the total of 263 parking spaces for the Building. There are 7 additional handicapped spaces for all tenants. Landlord and Tenant mutually agree that they will not block, hinder or otherwise obstruct the access driveways and parking areas so as to impede the free flow of vehicular traffic on the property. In connection with the use of the loading platforms, if any, Tenant agrees that it will not use the same so as to unreasonably interfere with the use of the access driveways and parking areas. Tenant shall not park or store trailers on any portion of the access driveways or parking areas, and may not utilize any portion of the land, Office Park, or Building outside of the Leased Premises for any purpose without the prior written consent of Landlord, other than two small storage tanks for industrial gasses on a pad no larger than fifteen by twenty five feet.
6. USE
The Tenant covenants and agrees to use and occupy the Leased Premises only for office and laboratory uses and appurtenant uses thereto, which uses are expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof. Tenant’s use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants at their respective leased premises located at the Building or in the Office Park. Tenant’s use must comply with all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature (“Legal Requirements”). Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the normal management of the Building. Tenant shall not commit any nuisance or excessive noise, and will dispose of all garbage and waste in compliance with Legal Requirements and in a manner that minimizes emissions of dirt, fumes, odors or debris.

7. REPAIRS AND MAINTENANCE
7.1 Tenant shall generally monitor, maintain and repair the Leased Premises, in a good and workmanlike manner, and shall, at the expiration of the term, deliver the Leased Premises in good order and condition, damages by fire or casualty, the elements and ordinary wear and tear excepted. Tenant covenants and agrees that it shall not cause or permit any waste, damage or disfigurement to the Leased Premises, or any overloading of the floors. Landlord represents that the live load floor capacity is as set forth in Exhibit A attached hereto. Tenant shall monitor, maintain and make all repairs to the floor coverings, plumbing, electrical and HVAC systems that serve the Leased Premises. Tenant shall be responsible for replacement of all ballasts and fluorescent fixtures located within the Leased Premises. All building systems and components shall have a Landlord’s warranty of one year. Landlord, at its expense, shall be responsible for the roof, exterior facade and soffits, parking lot, footings, foundations, floors and structural steel and any other structural components, and electric and plumbing systems to the point where they enter the Leased Premises, provided, however, that Landlord shall not be required to make, and Tenant shall be responsible for, any repairs occasioned by the acts or omissions of Tenant, its agents, employees, contractors or subcontractors. Tenant shall promptly report in writing to Landlord any defective condition which Landlord is required to repair, and Landlord’s obligation to repair is conditioned upon receipt by Landlord of such written notice. Landlord’s obligation to repair is also conditioned, at Landlord’s option, upon Tenant not then being in default under this Lease after notice and expiration of the applicable cure period. Except as listed above, Landlord shall have no other maintenance or repair obligations whatsoever with respect to the Leased Premises. Except for the foregoing, Tenant shall keep and maintain in good order, condition and repair (but with no obligation to maintain in better condition than existing on the Commencement Date), reasonable wear and tear excepted, the Leased Premises and every part thereof, including, without limitation, the interior surfaces of the exterior walls, interior doors, door frames, door checks, windows and window frames, all wall and floor coverings, all building systems and components thereof which exclusively service the Leased Premises (including, without limitation, HVAC, mechanical, plumbing, electrical, all lighting fixtures and all bathrooms within the Leased Premises, and alterations, additions or improvements (“Alterations”) made by or on behalf of Tenant and shall make all other interior non-structural repairs, replacements, renewals and restorations, ordinary and extraordinary, foreseen and unforeseen, required to be made in and to the Leased Premises. Tenant shall obtain and keep in force an annual service contract on the HVAC system serving the Leased Premises, which contract shall provide for a minimum of quarterly maintenance, and Tenant shall deliver copies thereof to Landlord upon the Commencement Date and annually thereafter. The term “repair” as used in this Section shall include replacements when necessary. Tenant agrees to maintain the Leased Premises at a minimum temperature of 45 degrees to prevent the freezing of domestic water and sprinkler pipes and (with respect to the office area of the Leased Premises only) no higher than 78 degrees to prevent humidity, mold and mildew. In the event Tenant vacates the Leased Premises, Tenant shall be required to (i) continuously operate the HVAC system to maintain the temperatures set forth in the previous sentence, and (ii) have an employee monitor the HVAC system and inspect the Leased Premises at least once per day and report any defective conditions to Landlord promptly, and confirm to Landlord at least once per month that such inspections have taken place. In the event any capital replacement of any mechanical equipment (HVAC, air compressors, vacuum pumps, etc.), becomes necessary during the Lease Term not due to the negligence of Tenant, its agents, employees, contractors or subcontractors, and the cost of such equipment is in excess of $20,000.00 individually in any calendar year, Tenant shall give Landlord notice thereof and Landlord shall make such replacement. The cost of the replacement shall be apportioned monthly on a straight line basis over the useful life thereof with 8% annual interest. Tenant shall pay Landlord the monthly apportioned cost for the number of months remaining in the Lease Term as follows: (i) any amount due up to and including $50,000 upon installation of the equipment (but no earlier than ten (10) days from Tenants receipt of an invoice from Landlord) and (ii) any amount in excess of $50,000 paid in twelve consecutive monthly installments (including the 8% interest) commencing in the month following the month in which the amount in clause (i) is paid. In the event the Lease Term is extended either pursuant to a renewal option contained herein, or otherwise, Tenant shall pay Landlord the then remaining apportioned cost for the months in the renewal term, in twelve consecutive monthly installments (including the 8% interest) beginning the first month of the applicable renewal term.

7.2 The Tenant shall, at its own cost and expense, pay all utility meter and service charges, including telephone, cable service, gas and electric servicing the Leased Premises. Landlord shall have the option to install, at its own cost, a separate water meter and invoice Tenant directly for its water/sewer usage. Tenant shall not store any items outside the Leased Premises (except as set forth herein), and shall deliver its garbage and recyclables to the central receiving area on the lot. Tenant shall dispose of all hazardous/medical waste with an approved hauler at its own cost.
Landlord does not warrant that any services Landlord or any public utilities supply will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements or any other reason beyond the reasonable control of Landlord and Landlord shall not be subject to liability as a result thereof. Landlord shall use reasonable business efforts to prevent interruptions that are within Landlord’s control from unreasonably interfering with Tenant’s use of the Premises.
8. COMMON AREA EXPENSES, TAXES AND INSURANCE
8.1 Landlord shall maintain the Building and the Common Area consistent with other similar occupied buildings in the Office Park at least at the standard maintained on the date hereof. The Tenant shall pay to the Landlord, monthly, as Additional Rent the cost of the following items all of which shall be known as Common Area Expenses:
(a) The costs incurred by the Landlord for the operation, maintenance or repair of the following items in the Office Park, which costs shall be fixed at $2.36 per square foot for the year 2012 and shall increase by 3% each January 1st commencing on January 1, 2013 (“Operating Costs”):
(1) lawns and landscaping;
(2) standard water/sewer usage and standby sprinkler charges;
(3) exterior and interior common area Building lighting;

(4) exterior sewer lines;
(5) exterior utility lines;
(6) repair and maintenance of any signs serving the Office Park;
(7) snow removal;
(8) standard garbage disposal and recycling;
(9) general ground maintenance;
(10) maintenance of parking lot, driveways and walkways;
(11) repairs to the roof;
(12) pest control;
(13) central station monitoring for fire sprinkler system; and
(14) other ordinary maintenance expenses normally incurred by Landlord relating to the Building and common areas of the Office Park;
The Operating Costs, as increased annually, shall include the cost of the annual insurance premiums charged to the Landlord for insurance coverage which insure the buildings in the Office Park. The insurance shall be for the full replacement value of all insurable improvements with any customary extensions of coverage including, but not limited to, vandalism, malicious mischief, sprinkler damage and comprehensive liability, and insurance for one year’s rent. The Landlord shall maintain said insurance in effect at all times hereunder.

Any increase in the insurance premiums due to a change in rating of the Building to the extent attributable to Tenant’s use, or due to special Tenant equipment, shall be paid entirely by the Tenant. Tenant expressly acknowledges that Landlord shall not maintain insurance on Tenant’s furniture, fixtures, machinery, inventory, equipment or other personal property; and
(b) Tenant’s Proportionate Share (as defined herein) of the real estate and personal property taxes assessed against the Office Park for land, building and improvements, along with any levy for the installation of local improvements affecting the Office Park assessed by any governmental body having jurisdiction thereof (Taxes”), provided however, that Tenant shall be entitled to Tenant’s Proportionate Share of any refund obtained by Landlord with respect to any Taxes, after having deducted therefrom Landlord’s expenses in obtaining any such refund. Tenant’s Proportionate Share shall be a fraction, the numerator of which shall be the rentable square footage of the Leased Premises, and the denominator of which shall be the total square footage of all occupied or previously occupied space in the Office Park. Taxes shall be adjusted as of each January 1st of each year during the term, based on actual tax bills. Tenant’s Proportionate Share of Common Area Expenses for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated. In addition to Tenant’s Proportionate Share of the above items, Tenant shall pay directly any additional assessments on any Alterations made by Tenant or at Tenant’s expense that exceed standard improvements. If at any time during the term of this Lease the method or scope of taxation prevailing at the commencement of the Term shall be altered, Tenant’s Proportionate Share of such substituted tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease. Anything in this Section or elsewhere in this Lease to the contrary notwithstanding, Tenant shall not be obligated to pay any part of (1) any taxes on the income of the Landlord or the holder of an underlying mortgage and any taxes on the income of the lessor under any underlying lease, (2) any corporation, unincorporated business or franchise taxes, (3) any estate gift, succession or inheritance taxes, (4) any capital gains, mortgage recording or transfer taxes, (5) any taxes or assessments attributable to any sign attached to, or located on, the Building or the land or (6) any similar taxes imposed on the Landlord, the holder of any underlying mortgage or the lessor under any underlying lease. Monthly payments on account of Taxes shall be paid at the same time and in the same manner as payments of Base Rent, in an amount equal to 1/12 of Landlord’s good faith estimate for the then-current calendar year. Any estimate given by Landlord under this Section may be modified at any time upon written notice to Tenant and monthly payments shall be adjusted after Landlord’s receipt of the applicable tax bill. Any adjustment for underpayment shall be paid by Tenant within 15 days after Landlord’s notice and any credit for overpayment shall be applied to the next Rent coming due; and

(c) A management fee of 3% of the Tenant’s Base Rent.
8.2 Tenant’s Share of Common Area Expenses for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated.
8.3 If at any time during the term of this Lease the method or scope of taxation prevailing at the commencement of the lease term shall be altered, Tenant’s Proportionate Share of such altered tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change.
8.4 Tenant, at all times and at its expense, shall keep in effect commercial general liability insurance, including contractual liability insurance, covering Tenant’s use of the Leased Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $2,000,000 combined single limit with a $5,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage and no less than $300,000.00 for property damage, with a deductible of no more than $20,000.00; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, and at Landlord’s request, any mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Office Park is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Leased Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage. Tenant shall at all times, at its own cost and expense, carry sufficient “All Risk” property insurance on a replacement cost basis to avoid any coinsurance penalties in applicable policies on all of Tenant’s furniture, furnishings, fixtures, machinery, equipment and installations as well as on any Tenant Alterations. Such coverage is to include property undergoing additions and alterations, and shall cover the value of equipment and supplies awaiting installations.

8.5 Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by the insurance required to be maintained under the Lease. This waiver and release is effective regardless of whether the releasing party actually maintains said insurance and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.
9. SIGNS
Tenant shall not place any signs in the Office Park without the prior consent of Landlord, other than an identification sign with Tenant’s name on the entry door to the Leased Premises, and signs that are located wholly within the interior of the Leased Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage. Landlord shall provide Tenant with a listing on the Building monument sign. Tenant may, at Tenant’s expense, place a ground sign with Tenant’s name on it, subject to Landlord’s reasonable approval of the size, design and placement location of such sign.

10. ASSIGNMENT AND SUBLETTING
10.1 (a) Except as provided below, Tenant shall not enter into nor permit (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Leased Premises, or (iii) any transfer of a controlling interest in Tenant voluntarily or by operation of law ((i), (ii) and (iii) are collectively referred to herein as “Transfer”) without the prior written consent of Landlord. Landlord shall not unreasonably withhold or delay its consent if the following conditions are satisfied (i) the proposed transferee is not an existing tenant of Landlord or Landlord’s affiliate in Cranbury, New Jersey, including Eastpark at 8A (unless Landlord does not have competitive space available in Cranbury, New Jersey), (ii) the creditworthiness of the proposed transferee is at least equal to that of Tenant as of the date of the Lease, (iii) Landlord or its affiliate has no comparable space available for lease by the proposed transferee in Cranbury, New Jersey, including Eastpark at 8A, and (iv) Tenant is not in default under this Lease (beyond any notice and cure period). Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Any Transfer not in conformity with this Section shall be void at the option of Landlord.
(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate (defined as (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern) provided that (i) the transferee or its guarantor has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the transferee certified by an executive officer of the transferee (in the event the entity is publically traded, the most recent annual report shall be satisfactory), and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee.

(c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Leased Premises (other than to an Affiliate), Landlord may terminate this Lease. If Tenant proposes to enter into a Transfer of less than all of the Leased Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Leased Premises to be transferred, and Landlord may condition the amendment on execution of a new lease between Landlord and the proposed transferee. If this Lease is not so terminated or amended, Tenant shall pay to Landlord monthly, 50% of the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Leased Premises transferred, less Tenant’s reasonable expenses of marketing the space, funding construction improvements and paying brokerage commissions. This paragraph (c) is not applicable to an assignment under paragraph (b).
(d) If Tenant requests Landlord’s consent to a Transfer under paragraph (a), Tenant shall provide Landlord with current financial statements of the transferee certified by an executive officer of the transferee (in the event the entity is publically traded, the most recent annual report shall be satisfactory), a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Landlord shall notify Tenant within 20 business days after receipt of the foregoing, whether Landlord is granting or withholding consent, or, if (c) applies, whether Landlord elects to terminate the Lease. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees (limited to $2,500 for each transaction) in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.
10.4 In the event of any assignment or subletting permitted by the Landlord, the Tenant shall remain and be directly and primarily responsible for payment and performance of the within Lease obligations, and the Landlord reserves the right, at all times, to require and demand that the Tenant pay and perform the terms and conditions of this Lease. In the case of a complete recapture, Tenant shall be released from all further liability with respect to the recaptured space. No such assignment or subletting shall be made to any Tenant who shall occupy the Leased Premises for any use other than that which is permitted to the Tenant, or for any use which may be deemed inappropriate for the Building or extra hazardous, or which would in any way violate applicable laws, ordinances or rules and regulations of governmental boards and bodies having jurisdiction.

11. FIRE AND CASUALTY
11.1 In case of any damage to or destruction of any portion of the Building of which the Leased Premises is a part by fire or other casualty occurring during the term of this Lease (or prior thereto), which shall render the laboratory substantially untenantable or unfit for occupancy or at least 1/3 of the floor area of the Leased Premises or the Building is untenantable or unfit for occupancy, which damage cannot be repaired within 180 days from the happening of such casualty, using reasonable diligence (“Total Destruction”) then the term hereby created shall, at the option of the Landlord or Tenant, upon written notice to the other party within 15 days of such fire or casualty, cease and become null and void from the date of such Total Destruction. In such event the Tenant shall immediately surrender the Leased Premises to the Landlord and this Lease shall terminate. The Tenant shall only pay Rent to the time of such Total Destruction. However, in the event of Total Destruction if the Landlord and Tenant shall elect not to cancel this Lease within the 15 day period, the Landlord shall repair and restore the Building to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch. The Rent shall equitably abate after said damage or while the repairs and restorations are being made, but shall recommence immediately after the Leased Premises are substantially restored as evidenced by the issuance of a CO/CA by municipal authorities. Whether or not this Lease has been terminated as a result of a casualty, in every instance, all insurance proceeds payable as a result of damage or destruction to the Building shall be paid to Landlord as its sole and exclusive property.
11.2 In the event of any other casualty which shall not be tantamount to Total Destruction the Landlord shall repair and restore the Building and the Leased Premises to substantially the same condition as they were prior to the damage or destruction, but not Tenant’s personal property, furnishings, inventory, fixtures or equipment, with reasonable speed and dispatch. Such repairs will not exceed 180 days from the issuance of a construction permit. The Rent shall abate or shall be equitably apportioned as to any portion of the Leased Premises which shall be unfit for occupancy by the Tenant, or which cannot be used by the Tenant to conduct its business. The Rent shall recommence immediately upon substantial restoration of the Leased Premises as evidenced by the issuance of a CO/CA by municipal authorities.

11.3 In the event of any casualty caused by an event which is not covered by Landlord’s insurance policy; the Landlord may elect to treat the casualty as though it had insurance or it may terminate the Lease. If it treats the casualty as though it had insurance then the provisions of this paragraph shall apply. The Landlord shall serve a written notice upon the Tenant within 15 days of the casualty specifying the election which it chooses to make. Landlord shall be responsible to maintain insurance consistent with other buildings in the Office Park which shall include coverage that is customarily maintained by reasonable landlords of comparable properties in the Cranbury/Princeton market area.
11.4 In the event the Landlord rebuilds, the Tenant agrees, at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property in order to permit Landlord to expedite the construction. The Tenant shall assume at its sole risk the responsibility for damage to or security of such fixtures and equipment in the event that any portion of the Building area has been damaged and is not secure.
12. COMPLIANCE WITH LAWS, RULES AND REGULATIONS
12.1 (a) Tenant covenants and agrees that it will, at its own cost, promptly comply with and carry out all Legal Requirements, including, but not limited to Environmental Laws, as defined below, to the extent that same apply to the manner of Tenant’s occupation or use of the Leased Premises, the conduct of Tenant’s business therein, the construction of any Alterations to the Leased Premises by or on behalf of Tenant, any termination of this Lease and surrender of possession by Tenant, or any acts, omissions or other activities of Tenant in or on the Office Park. Subject to the foregoing, to the extent that any Legal Requirements require modifications to the Leased Premises or the Building, in order to bring same into compliance with Legal Requirements and such Legal Requirements were in effect prior to the date of this Lease and are not Tenant’s responsibility under this Section, Landlord shall be responsible for the compliance of such items with such Legal Requirements at Landlord’s cost.

(b)The Tenant agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Leased Premises, and the Board of Fire Underwriters, in connection with Tenant’s use and occupancy of the Leased Premises.
(c) In case the Tenant shall fail to comply with Legal Requirements, then Landlord may, after 10 days’ notice (except for emergency repairs, which may be made immediately), enter the Leased Premises and take any reasonable actions to comply with them, at the cost and expense of the Tenant. In addition to Landlord’s rights and remedies by reason of default by Tenant, the cost thereof shall be added to the next month’s Rent and shall be due and payable as such.
(d) “Environmental Laws” are defined herein as all present or future federal, state or local laws, ordinances, rules, executive orders or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment including, but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.. (“CERCLA”); the Industrial Site Recovery Act, N.J.S.A. 13:lK-6 et seq., (“ISRA”); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., (“Spill Act”): the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.. (“SWMA”); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”); the New Jersey Underground Storage of Hazardous Substances Act, NJ.S.A. 58:10A-21 et seq., (“USTA”); the Clean Air Act, 42 U.S.C. Section 7401 et seq., (“CAA”); the Air Pollution Control Act, NJ.S.A. 26:2C-1 et seq. (“APCA”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., (“WPCA”); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. For purposes of Environmental Laws, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Leased Premises and/or land on which it is located (the “Property”) by Tenant, its agents, employees, contractors or invitees (“Agents”), and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant agrees that (i) no activity will be conducted on the Leased Premises that will use or produce any pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law (“Hazardous Materials,”) except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws,

(“Permitted Activities”); “Hazardous Materials” includes any pollutant, dangerous substance, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term as defined in or pursuant to the (i) CERCLA; (ii) RCRA; (iii) ISRA; (iv) Spill Act; (v) USTA; (vi) WPCA; (vii) APCA; (viii) SWMA; (ix) CAA; and (x) USTA and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection- it is understood and agreed that the provisions contained in this lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a hazardous material at the time of its use or release; (ii) the Leased Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Leased Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical on compact disks or electronic format acceptable to Landlord; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Leased Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. “Release” shall mean the spilling, leaking, disposing, pumping, pouring, discharging, emitting emptying, ejecting, depositing, injecting, leaching, escaping or dumping however defined, and whether intentional or unintentional, of any Hazardous Material. Tenant shall take immediate steps to halt, remedy or cure any release of a Hazardous Material in under or about the Leased Premises caused by the Tenant or by its use of the Leased Premises. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents or Tenant’s invitees, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost and in a manner and to a level satisfactory to Landlord in its sole discretion. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Leased Premises and/or Property terminates or expires. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. If Tenant fails to perform such work within the reasonable time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Laws. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been released onto or from the Leased Premises without the written approval of the Landlord.
(e) Tenant shall comply with the Industrial Site Recovery Act (N.J.S.A. 13:1k-6 et seq., herein “ISRA”), the regulations promulgated thereunder and any amending and successor legislation and regulations (including, without limitation, the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., referred to herein as “SRRA”) by obtaining a de minimus quantity exemption or a Response Action Outcome with respect to the Leased Premises (an “ISRA Clearance”). Tenant shall make all submissions to, provide all information to, and comply with all requirements of, the New Jersey Department of Environmental Protection (“NJDEP”) and a Licensed Site Remediation Professional (as this term is defined under SRRA, herein referred to as an “LSRP”) as selected by Tenant as necessary to accomplish ISRA Clearance. In the event that ISRA Clearance is not delivered to the Landlord prior to surrender of the Leased Premises by the Tenant to the Landlord, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to 200% of the Base Rent then in effect, together with all applicable Additional Rent from the date of such surrender until such ISRA Clearance is delivered to the Landlord, and together with any costs and expenses incurred by Landlord in enforcing Tenant’s obligations under this paragraph. In addition to the above, Tenant agrees that it shall cooperate with Landlord in the event ISRA is applicable to any portion of the Property. In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP or the relevant LSRP. The parties acknowledge and agree that pursuant to the provisions of ISRA, after the Lease Commencement Date, the Tenant shall be, and is hereby, designated the party responsible to comply with the requirements of ISRA that apply to Tenant’s use and operations of the Leased Premises. In addition, any failure of Tenant to provide any information and submission within a reasonable time as required under ISRA and which is not cured within five (5) business days of notice of non-compliance shall constitute a default under this Lease. In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business at the Leased Premises, Tenant expressly covenants and agrees that it shall be responsible for the remediation attributable to the Tenant’s operation and Tenant shall, at Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved remediation plans. Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing, with the NJDEP, of an initial notice under NJ.S.A. 13:lK-9(a) and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:lK-9(b) through and including (1).Tenant hereby represents and warrants that its North American Industrial Classification System Code is 2834, and that Tenant shall not generate, manufacture, refine, transport, treat, store, handle or dispose of “hazardous substances” as the same are defined under ISRA and the regulations promulgated pursuant thereto, except in strict compliance with all governmental rules, regulations and procedures. Tenant hereby agrees that it shall promptly inform Landlord of any change in its NAICS number and obtain Landlord’s consent for any change in the nature of the business to be conducted in the Leased Premises. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Leased Premises or the Property), claims, demands, actions, suits, damages (excluding punitive damages from the indemnification to the extent that such damages result from acts or omissions of Landlord), expenses (including, without limitation, remediation, removal, repair, corrective action, or clean up expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees) which are brought or are recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 12 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such non-compliance. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Property), claims, demands, actions, suits, damages (excluding punitive damages from the indemnification to the extent that such damages result from acts or omissions of Landlord), expenses (including, without limitation, remediation, removal, repair, corrective action, or clean up expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees) which are brought or are recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Paragraph 12 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such non-compliance. The within covenants shall survive the expiration or earlier termination of the Lease Term.
(f) Notwithstanding anything in this Lease to the contrary, the liability of the Tenant, and any indemnities provided by the Tenant hereunder, shall not extend to Hazardous Materials that were placed on the Leased Premises, in the Building, or on the Office Park by any party other than Tenant or Tenant’s Agents prior to the date Tenant entered the Leased Premises or Building for any purpose. . In addition, Landlord shall not include in Additional Rent or Common Area Expenses, or pass on to Tenant directly or indirectly, the cost incurred by Landlord in monitoring, reporting, testing, abating and/or removing Hazardous Materials that were contained in the Leased Premises, in the Building and/or on the Office Park prior to the date hereof. To the best of Landlord’s knowledge, there is no asbestos, asbestos containing materials, PCB’s or other Hazardous Materials in the Building.
13. INSPECTION BY LANDLORD
Tenant agrees that Landlord shall have the right to enter into the Leased Premises at all reasonable hours, upon reasonable advance notice of not less than 24 hours (except in the event of emergency) for the purpose of examining the same, or to make such repairs as are necessary, to exhibit the Leased Premises to mortgagees or prospective mortgagees or purchasers, and, during the last 9 months of the Term, to exhibit the Leased Premises to prospective tenants. Tenant agrees that, if Tenant has given Landlord notice that Tenant is not renewing its Lease for another term, if the period to exercise Tenant’s option for renewal under Paragraph 43 has lapsed without Tenant giving notice, Landlord shall have the right to enter into the Leased Premises upon 2 hours advance telephonic notice to show the Leased Premises to prospective tenants. Any entry or repair shall not unduly interfere with Tenant’s use of the Leased Premises. If Tenant vacates the Leased Premises, Tenant shall immediately give Landlord a copy of all keys and swipe cards and Landlord shall have the right to enter the Leased Premises at any time.

14. DEFAULT BY TENANT
14.1 Each of the following shall be deemed a default (“Event of Default”) by Tenant and a breach of this Lease:
(a) (1) filing of a petition by the Tenant for adjudication as a bankrupt, or for reorganization, or for an arrangement under any federal or state statute, except in a Chapter 11 Bankruptcy where the Rent stipulated herein is being paid and the terms of the Lease are being complied with;
(2) dissolution or liquidation of the Tenant;
(3) appointment of a permanent receiver or a permanent trustee of all or substantially all of the property of the Tenant, if such appointment shall not be vacated within 60 days, provided the Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60 day period;
(4) taking possession of the property of the Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation of the Tenant if such taking of possession shall not be vacated within 60 days, provided the Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said 60 day period;
(5) making by the Tenant of an assignment for the benefit of creditors;

(6) abandonment, desertion or vacation of the Leased Premises by the Tenant, unless Tenant’s employee inspects the Leased Premises at least daily for the purpose of maintaining and operating the HVAC system and observing the Leased Premises; and
(7) failure of the Tenant to move into or take possession of the Leased Premises within 90 days of the Commencement Date, unless Tenant pays the Rent and Tenant’s employee inspects the Leased Premises at least daily for the purpose of maintaining and operating the HVAC system and observing the Leased Premises.
(b) if Tenant defaults in the payment of Rent or any other sums due under the Lease when due and such default continues for five days after written notice thereof from Landlord, provided however, that if Landlord has delivered two such notices of default in the payment of Rent to Tenant in any 12-month period, then any subsequent default in the payment of Rent or any other sums due under the Lease shall constitute an Event of Default without requirement of any written notice of nonpayment or opportunity to cure.
(c) if Tenant shall, whether by action or inaction, be in default of any other obligations under this Lease for 30 days after written notice thereof from Landlord, the foregoing notwithstanding, if (i) such default cannot reasonably be cured within such 30-day period despite Tenant’s due diligence, (ii) the continuance of the cure period beyond 15 days after Landlord’s default notice will not subject Landlord or any mortgagee of Landlord to prosecution for a crime or any other civil or criminal fine or charge, or otherwise violate applicable Laws, subject the Office Park, or any part thereof, to being condemned, subject the Office Park, or any part thereof, to any lien or encumbrance, or result in the foreclosure of any mortgage or deed of trust on the Office Park, (iii) no emergency exists, and (iv) Tenant advises Landlord in writing within the initial 30 day period of Tenant’s intention to take all steps necessary to cure such default and duly commences and thereafter diligently and continuously prosecutes to completion all steps necessary to cure such default, then such 30-day cure period shall be extended for a reasonable period of time as necessary under the circumstances for Tenant to cure such default (but in no event shall the cure period be extended beyond 60 days after the date of Landlord’s default notice to Tenant).

(d) if Tenant shall assign this Lease or sublet the Leased Premises or any portion thereof in violation of the requirements of the Lease.
14.2 Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:
(a) Landlord may continue this Lease in full force and effect, and collect Rent when due.
(b) Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, nor Tenant’s obligation to pay damages as set forth below. This Lease may also be terminated by a judgment specifically providing for termination.
(c) Landlord may terminate Tenant’s right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event Tenant’s right of possession of the Leased Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section. Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the reasonable and actual costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

(d) Landlord shall have the right to recover damages from Tenant, as set forth in the following Section. Upon any termination of this Lease or of Tenant’s right of possession, Landlord, at its sole election, may (i) re-enter and take possession of the Leased Premises and all the remaining improvements or property (excluding intellectual property), (ii) eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant, (iii) remove all property from the Leased Premises and store the same in a public warehouse or elsewhere at Tenant’s expense, and/or (iv) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. Landlord may, but shall not be obligated, to relet the Leased Premises after recovering possession of the Leased Premises. It shall not constitute a constructive or other termination of this Lease or Tenant’s right to possession if Landlord (A) exercises its right to repair or maintain the Leased Premises, (B) performs any unperformed obligations of Tenant, (C) stores or removes Tenant’s property from the Leased Premises after Tenant’s dispossession, (D) attempts to relet, or, in fact, does relet, the Leased Premises or (E) seeks the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease.
15. DAMAGES
(a) Upon any termination of this Lease or Tenant’s right of possession, or any reentry by Landlord under the provisions of the Lease, or under any summary dispossession or other proceeding or action or any provision of law by reason of any Event of Default by Tenant, then in addition to the aggregate amount of Rent which Tenant has failed to pay under this Lease through the date of termination or re-entry (as the case may be) and any other damages recoverable by Landlord under applicable state law or this Lease, Tenant shall pay to Landlord as damages, at Landlord’s election, either:
(i) a lump sum which shall be immediately due and payable by Tenant and which, at the time of termination of this Lease or any such reentry by Landlord, as the case may be, represents the excess of (a) the aggregate amount of the Base Rent and Additional Rent which would have been payable by Tenant (conclusively presuming that the average monthly Additional Rent is the same as was payable for the 12 calendar months prior to such termination or reentry, or if less than 12 calendar months have elapsed since the Rent Commencement Date, then all of the calendar months preceding such termination or reentry) for the period commencing with such termination or reentry, as the case may be, and ending with the Expiration Date, over (b) the aggregate amount of Rent that Tenant proves should reasonably have been received by Landlord for the same period (taking into account an appropriate vacancy period to seek and obtain a replacement tenant and fit the Leased Premises out for such tenant’s occupancy, during which Landlord cannot reasonably be expected to receive rent), which excess amount shall be discounted to present value using a discount rate equal to the lesser of (A) the prime rate of interest announced from time to time in the “Money Rates” column of The Wall Street Journal (or any successor column published by The Wall Street Journal, or if there be none, such index of the then prevailing “prime rate” of interest as designated by Landlord) plus 1%, or (B) 6% per annum; or

(ii) sums equal to the Base Rent and Additional Rent provided for in this Lease which would have been payable by Tenant had this Lease not been terminated, or Landlord had not so reentered, payable upon the due dates specified herein for such payments following such termination or reentry until the Expiration Date.
Landlord agrees to elect to have Tenant pay damages under (ii) above as long as Tenant pays such damages when due; however, if Tenant fails to make a payment when due, Landlord shall immediately have the right to elect to accelerate damages under (i) above.
(b) In addition, Tenant shall immediately become liable to Landlord for all reasonable costs caused by Tenant’s breach of its obligations under this Lease, including all reasonable costs Landlord incurs in reletting (or attempting to relet) the Leased Premises or any part thereof, including, without limitation, brokers’ commissions, expenses of cleaning, altering and preparing the Leased Premises for new tenants, legal fees and all other like expenses properly chargeable against the Leased Premises and the rental received therefrom and like costs. If Landlord does elect to relet the Leased Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. Landlord shall use commercially reasonable efforts to mitigate its damages hereunder, provided that Landlord (i) shall not be obligated to show preference for reletting the Leased Premises over any other vacant space in the Building; (ii) may divide the Leased Premises, as Landlord reasonably deems appropriate, (iii) may relet the whole or any portion of the Leased Premises upon such terms as it reasonably deems appropriate, and may grant any rental or other lease concessions as it reasonably deems advisable under prevailing market conditions, including free rent.; and (iv) Landlord’s obligation to mitigate damages shall be deemed satisfied by listing the Leased Premises for rent using prevailing listing methodologies for similarly situated premises. Landlord shall cooperate and negotiate with prospective tenants and commercial brokers (based on a customary brokerage fee being earned by such broker), have the Leased Premises available for inspection by prospective tenants during reasonable business hours, and accept a commercially reasonable offer for the Leased Premises from a creditworthy person or entity based on a form of lease agreement which is substantially the same as the form utilized for other space tenants in the Office Park. If Landlord shall succeed in reletting the Leased Premises during the period in which Tenant is paying monthly rent damages, Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord’s reentry into the Leased Premises, including any theretofore unrecovered expenses of reletting and other damages payable hereunder. If the Leased Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Leased Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure to relet the Leased Premises, or if the Leased Premises or any part are relet, for its failure to collect the rent under such reletting, and no such failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

16. NOTICES
Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified on page 1, provided that before the Commencement Date, Tenant notices shall be forwarded to Tenant at 6 Cedar Brook Drive, Cranbury, NJ until Lease Commencement, (or to such other address as either may designate by notice to the other) with a copy to any mortgagee or other party designated by Landlord in writing. Copies of notices to Landlord shall also be sent to: Aaron Y. Strauss, Esq., 101 Eisenhower Parkway, Suite 300, Roseland, NJ 07068. Copies of notices to Tenant shall also be sent to: Nicholas SanFilippo, 65 Livingston Avenue, Roseland New Jersey 07068. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s or Tenant’s attorneys, under this Section shall be deemed to be the acts of Landlord or Tenant, respectively.
17. NON-WAIVER BY LANDLORD
The failure of Landlord to insist upon the strict performance of any of the terms of this Lease, or to exercise any option contained herein, shall not be construed as a waiver of any such term. Acceptance by Landlord of performance of anything required by this Lease to be performed, with the knowledge of the breach of any term of this Lease, shall not be deemed a waiver of such breach, nor shall acceptance of Rent in a lesser amount than is due (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of Rent) be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest Rent then unpaid by Tenant. No waiver by Landlord of any term of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

18. ALTERATIONS
Tenant may not make any Alterations to the Leased Premises without Landlord’s consent. Landlord shall not unreasonably withhold its consent to Alterations unless they (i) are visible from the exterior of the Leased Premises, (ii) affect the structural strength of the Building, or (iii) affect any part of the Building outside of the Leased Premises. With respect to any Alterations that will exceed a cost of $100,000.00, Landlord shall have the right, at its option, to perform such work at Tenant’s expense At the time Tenant requests Landlord’s consent, Tenant shall deliver plans and specifications to Landlord. Landlord shall notify Tenant, within ten (10) days after receipt of Tenant’s plans and specifications if the alterations are approved and, whether Landlord elects to perform the Alterations along with a draft construction budget. Any issues regarding the construction budget shall be handled in accordance with the procedures set forth in Section 3.2 (a) hereof. Tenant shall notify Landlord within fifteen (15) business days whether Tenant wishes to proceed with the Alterations. In the event Landlord consents to the Alterations but elects not to perform the work, Tenant shall comply with the following: (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord final plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor which shall not be unreasonably withheld, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Legal Requirements and the plans and specifications delivered to, and approved by Landlord, and (iv) should Landlord have any reasonable basis to question Tenant’s ability to pay for the Alterations, upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. If Landlord is not the contractor, Tenant shall provide Landlord with as-built plans, in CAD format. All Alterations shall become part of the realty immediately upon installation and, except for Alterations which Landlord requires Tenant to remove pursuant to this Lease, (which Landlord must identify in Landlord’s consent to install the Alterations) shall be surrendered with the Leased Premises without payment by Landlord. If Landlord gives notice to Tenant to remove the Alterations, Tenant will remove the Alterations and will repair any resulting damage and will restore the Leased Premises to the condition existing prior to the Alteration. Tenant shall keep the Leased Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Leased Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed, regardless of the validity of such lien or claim.

19. NON-LIABILITY OF LANDLORD
Tenant agrees to assume all risk of damage to its property, equipment and fixtures occurring in or about the Leased Premises, whatever the cause of such damage or casualty Landlord shall not be liable for any damage or injury to property or person caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the Building, or from any damage or injury resulting or arising from any other cause or happening whatsoever.
20. RESERVATION OF EASEMENT
There shall be excepted and reserved from the Leased Premises all equipment and fixtures serving the Leased Premises and other portions of the Building now or hereafter installed; and space for the installation of pipes, wires, conduits and ducts to serve the Leased Premises and/or other parts of the Building. Landlord reserves the right, easement and privilege to enter on the Leased Premises in order to install, at its own cost and expense, any utility lines and services in connection therewith as may be required by the Landlord. It is understood and agreed that if such work as may be required by Landlord requires any interior installation, or displaces any exterior paving or landscaping, the Landlord shall at its own cost and expense, restore such items, to substantially the same condition as they were before such work. The Landlord covenants that the foregoing work shall not unreasonably interfere with the normal operation of Tenant’s business. Landlord reserves the right to install signage on the Building façade or exterior, advertising the remaining space in the Building available for rent.
21. STATEMENT OF ACCEPTANCE
Upon the delivery of the Leased Premises to the Tenant the Tenant covenants and agrees that it will furnish to Landlord a statement which shall set forth the Date of Commencement and the Date of Expiration of the lease term.

22. FORCE MAJEURE
Except for the obligation of the Tenant to pay Rent and other charges, the period of time during which the Landlord or Tenant is prevented from performing any act required to be performed under this Lease by reason of fire, catastrophe, strikes, lockouts, civil commotion, weather conditions, acts of God, government prohibitions or preemptions or embargoes, inability to obtain material or labor by reason of governmental regulations, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, shall be added to the time for performance of such act.
23. STATEMENT BY TENANT
Tenant shall at any time and from time to time upon not less than 10 days’ prior notice from the other to execute, acknowledge and deliver to the party requesting same, a statement in writing, certifying whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that it is not in default (or if claimed to be in default, stating the amount and nature of the default) and specifying the dates to which the Rent and other charges have been paid in advance.
24. CONDEMNATION
24.1 If (a) all of the Leased Premises are taken by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation, (b) so much of the Leased Premises or Common Areas is so taken and the remainder is insufficient in Landlord’s or Tenant’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Office Park is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the taking, the Rent shall be abated for the period of time all or a part of the Leased Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, and which do not diminish Landlord’s claim, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

25. LANDLORD’S RIGHTS
25.1 The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others.
25.2 In addition to any other legal remedies for violation or breach of this Lease by the Tenant or by anyone holding or claiming under the Tenant such violation or breach shall be restrainable by injunction at the suit of the Landlord.
25.3 No receipt of money by the Landlord from any receiver, trustee or custodian or debtors in possession shall reinstate, or extend the term of this Lease or affect any notice theretofore given to the Tenant, or to any such receiver, trustee, custodian or debtor in possession, or operate as a waiver or estoppel of the right of the Landlord to recover possession of the Leased Premises for any of the causes therein enumerated by any lawful remedy; and the failure of the Landlord to enforce any covenant or condition by reason of its breach by the Tenant shall not be deemed to void or affect the right of the Landlord to enforce the same covenant or condition on the occasion of any subsequent default or breach.
26. QUIET ENJOYMENT
The Landlord covenants that the Tenant, on paying the Rent and performing the covenants and conditions contained in this Lease, may peaceably and quietly have, hold and enjoy the Leased Premises, in the manner of a multi-tenanted building (or full building tenancy if Tenant occupies the entire building), for the Lease term or any renewal or extended term.

27. SURRENDER OF PREMISES; HOLDOVER
On the last day, or earlier permitted termination of the Lease, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair (reasonable wear and tear, and damage by fire or other casualty excepted) and shall deliver and surrender the Leased Premises to the Landlord peaceably, together with all Tenant Improvements. All data and communication wiring, whether installed by Tenant or Landlord, shall be surrendered in working order. All laboratory equipment that is required to remain in the Leased Premises shall be decommissioned, as certified by an outside company reasonably acceptable to Landlord. Landlord reserves the right, however, to require the Tenant at its cost and expense to remove any Alterations, and restore the Leased Premises to its original state, normal wear and tear excepted but only if, as required by Section 18, Landlord conditioned its consent for installation of such Alterations on the right to require the Tenant to remove the Alterations at the end of the Term. Prior to the expiration of the Lease Term the Tenant shall remove all of its personal property, (defined as anything not attached to the Building, such as plug-ins), fixtures and equipment from the Leased Premises and shall repair all damage caused by such removal. Notwithstanding the foregoing, Tenant shall not remove any electrical, mechanical, plumbing, HVAC systems or components, or equipment that support any systems or improvements built into the Leased Premises and shall leave any such systems or improvements in good working order. All property not removed by Tenant shall be deemed abandoned by Tenant, and Landlord reserves the right to charge the reasonable cost of such removal and disposal to the Tenant. If the Leased Premises are not surrendered at the end of the Lease term, the Tenant shall be liable for 150% of the then current Rent until Tenant vacates the Leased Premises. In the event Landlord has entered into a bona fide lease with another tenant for the Premises or any part thereof which requires occupancy of such tenant, or for Landlord to commence work on behalf of such tenant, by the third month of holdover, then Tenant shall be liable for 200% of the then Rent beginning in the third month of holdover, which 200% shall increase by an additional 20% for each month thereafter, as liquidated damages. These covenants shall survive the termination of the Lease.
28. INDEMNITY
Anything in this Lease to the contrary notwithstanding, and without limiting the Tenant’s obligation to provide insurance hereunder, the Tenant covenants and agrees that it will indemnify, defend and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation reasonable attorneys’ fees, which may be imposed upon or incurred by Landlord, except to the extent due to Landlord’s gross negligence or willful misconduct, by reason of any of the following occurring during the term of this Lease:
(a) Any matter, cause or thing arising out of Tenant’s use, occupancy, control or management of the Leased Premises and any part thereof.

(b) Any negligence on the part of the Tenant or any of its agents, employees, licensees or invitees, arising in or about the Leased Premises.
(c) Any failure on the part of Tenant to perform or comply with any of its covenants, agreements, terms or conditions contained in this Lease.
The foregoing indemnity shall survive termination or expiration of the Lease. Subject to the provisions of paragraph 19, the foregoing shall not require indemnity by Tenant in the event of damage or injury occasioned by the negligence or acts of commission or omission of the Landlord, its agents, servants or employees.
Landlord shall promptly notify Tenant of any such claim asserted against it and shall promptly send to Tenant copies of all papers or legal process served upon it in connection with any action or proceeding brought against Landlord.
29. BIND AND CONSTRUE CLAUSE
The terms, covenants and conditions of this Lease shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, successors and assigns. If any one of the provisions of this Lease shall be held to be invalid by a court of competent jurisdiction, such adjudication shall not affect the validity or enforceability of the remaining portions of this Lease. The parties each acknowledge to the other that this Lease has been drafted by both parties, after consultation with their attorneys, and in the event of any dispute, the provisions are not to be interpreted against either party as the drafter of the Lease.
30. INCLUSIONS
The neuter gender when used herein, shall include all persons and corporations, and words used in the singular shall include words in the plural where the text of the instrument so requires.

31. DEFINITION OF TERM “LANDLORD”
When the term “Landlord” is used in this Lease it shall be construed to mean and include only the entity which is the owner of title to the building. Upon the transfer by the Landlord of the title, the Landlord shall advise the Tenant in writing by certified mail, return receipt requested, of the name of the Landlord’s transferee. In such event, the Landlord shall be automatically freed and relieved from and after the date of such transfer of title of all personal liability with respect to the performance of any of the covenants and obligations on the part of the Landlord herein contained to be performed, provided any such transfer and conveyance by the Landlord is expressly subject to the assumption by the transferee of the obligations of the Landlord hereunder.
32. COVENANTS OF FURTHER ASSURANCES
If, in connection with obtaining financing for the improvements on the Leased Premises, the mortgage lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or refuse its consent thereto, provided that such modifications do not in Tenant’s reasonable judgment increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Leased Premises.
33. COVENANT AGAINST LIENS
Tenant agrees that it shall not encumber, or permit to be encumbered; the Leased Premises or the fee thereof by any lien, charge or encumbrance, and Tenant shall have no authority to mortgage or hypothecate this Lease in any way whatsoever. Any violation of this Paragraph shall be considered a breach of this Lease. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Leased Premises. Tenant shall keep the Leased Premises and the Office Park free from any liens arising out of any labor, services, materials, supplies or equipment furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Leased Premises or the Office Park, Tenant shall discharge the same by bonding or otherwise, within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

34. SUBORDINATION
This Lease shall be subject and subordinate at all times to the lien of any mortgages or ground leases or other encumbrances now or hereafter placed on the land, Building and Leased Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. However, Tenant agrees to execute such further documents evidencing the subordination of the Lease to the lien of any mortgage or ground lease as shall be desired by Landlord within 5 days. Tenant appoints Landlord the attorney in fact of the Tenant irrevocably, to execute and deliver any such instrument or instruments for and in the name of Tenant. However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease. With respect to any lien of a mortgage placed on the Building after the Commencement Date, Landlord shall cause such lender to enter into a written subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant on such lender’s standard form, whereby such lender agrees that, for so long as Tenant shall not be in default of its obligations hereunder, after the giving of required notice and the expiration of applicable cure periods, such lender shall not disturb Tenant’s rights hereunder in the event of a foreclosure of its security interest in the Building, land or Leased Premises on such lender’s standard form. An SNDA shall be executed by Landlord’s existing lender as a condition precedent to any obligation of Tenant under this Lease. [Note: in order to get the SNDA in time, lease needs to be executed first week in August] Tenant shall pay any fee charged by lender in connection with the SNDA and shall provide the lender with an estoppel certificate prior to the issuance of the SNDA.

35. EXCULPATION OF LANDLORD
The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Leased Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall either Landlord or Tenant be liable to the other for any loss of business or profits of the other or for consequential, punitive or special damages of any kind Neither Landlord nor any principal of Landlord nor any owner of the Office Park, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises; Tenant shall look solely to the equity of Landlord in the Office Park for the satisfaction of any claim by Tenant against Landlord and no deficiency judgment or other judgment for money damages shall be entered by Tenant against Landlord. If Landlord shall fail to perform one or more of its obligations under this Lease, and such failure shall continue and not be remedied within 30 days after Tenant shall have given a written notice to Landlord specifying the same (or such longer period of time if such default cannot reasonably be cured within such 30-day period despite Landlord’s due diligence, provided Landlord duly commences and thereafter diligently and continuously prosecutes to completion all steps necessary to cure such default), then Tenant shall have the right to cure such default and Landlord shall reimburse Tenant for the reasonable cost thereof within thirty (30) days after receipt of copies of invoices from Tenant.
36. NET RENT
It is the intent of the Landlord and Tenant that this Lease shall yield, net to Landlord, the Base Rent specified and all Additional Rent and charges in each month during the term of the Lease, and that all costs, expenses and obligations of every kind relating to the Leased Premises shall be paid by the Tenant, unless expressly assumed by the Landlord.

37. SECURITY
Concurrent with its execution of this Lease, Tenant is depositing with Landlord the sum of $441,876.00 by check, subject to collection, as the security deposit under this Lease (the “Security”). Landlord shall retain such amount as security for the faithful performance of all of the terms, covenants and conditions of this Lease. Landlord shall in no event be obligated to apply the Security to Rent in arrears or damages for Tenant’s default, although Landlord may so apply the Security, at its option. Landlord’s right to bring a special proceeding to recover or otherwise obtain possession of the Leased Premises for non-payment of Rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the Security. The Security, if not applied toward the payment of Rent in arrears or toward the payment of damages suffered by Landlord by reason of Tenant’s default, shall be returned to Tenant without interest, when this Lease is terminated, but in no event shall the Security be returned until Tenant has vacated the Leased Premises and delivered possession thereof to Landlord in accordance with the terms and provisions of this Lease, which shall be verified by a walk-through by Landlord to confirm that all equipment is in good working order, reasonable wear excepted. If Landlord repossesses the Leased Premises, because of Tenant’s default, Landlord may apply the Security to damages suffered to the date of such repossession and may apply the Security to such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default. Except as otherwise required by the Laws, Landlord shall not be obligated to keep the Security as a separate fund and may commingle the Security with its own funds. If Landlord applies the Security in whole or in part, Tenant shall, upon demand by Landlord, deposit sufficient funds to replenish the Security to the original amount required hereunder. Failure of Tenant to deposit such additional security within fifteen (15) business days of Landlord’s demand therefore shall entitle Landlord to avail itself of the remedies provided in this Lease for nonpayment of Rent by Tenant. So long as Tenant has not been in default under the Lease, at the end of the fifth full year of the Lease Term, the Security Deposit shall be reduced to $331,407.00.
38. BROKERAGE
The parties mutually represent to each other that Jones Lang LaSalle is the broker (“Broker”) who negotiated and consummated the within transaction, that neither party dealt with any other broker in connection with the Lease. It is agreed that the Landlord shall be responsible, at its sole cost and expense, to pay the brokerage commission in connection with this Lease.

39. LATE CHARGES
In addition to any other remedy, a late charge of 1-1/2% per month, retroactive to the date Rent was due, shall be due and payable, without notice from Landlord, on any portion of Rent or other charges not paid within 5 days of the due date.
40. PRESS RELEASES
Landlord shall have the right to announce the execution of this Lease and the parties hereto, in such press releases as Landlord shall reasonably deem advisable. In addition, Tenant shall permit Landlord to use its name and photographs of the Leased Premises (all photographs being subject to Tenant’s prior consent which consent may be withheld in Tenant’s sole discretion) in Landlord’s marketing brochures and materials, and Tenant agrees to reasonably cooperate with Landlord in such regard, but at no cost or expense to Tenant.
41. WAIVER OF JURY TRIAL
Landlord and Tenant both irrevocably waive a trial by jury in any action or proceeding between them or their successors or assigns arising out of this Lease or any of its provisions, or Tenant’s use or occupancy of the Leased Premises.
42. LAWS OF NEW JERSEY
Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. The sole and exclusive venue for any dispute between the parties shall be in Middlesex County, New Jersey.

43. RENEWAL
Provided the Tenant is not in default hereunder, it has the right to renew the Lease, for two consecutive five year periods, to commence at the end of the initial term of this Lease. The renewals shall be upon the same terms and conditions as contained in this Lease, except that the Base Rent shall for the first renewal shall be $20.70 per square foot per annum for years 1 through 3, and $23.80 per square foot per annum for years 4 and 5; and the Base Rent for the second option shall be $23.80 per square foot per annum for years 1 through 3, and $27.37 per square foot per annum for years 4 and 5. Each option of the Tenant to renew this Lease is expressly conditioned upon the Tenant delivering to the Landlord a notice, in writing, by certified mail, return receipt requested at least 270 days prior to the date fixed for termination of the original Lease Term in the case of the first option, and at least 270 days prior to the date fixed for termination of the first option in the case of the second option.
44. TENANT REPRESENTATION
Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and all applicable provisions of Title III of the USA Patriot Act or any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority; (ii) is listed on the List of Terrorists and List of Disbarred parties maintained by the United State Department of State; or (iii) has been convicted, indicted, arraigned, pleaded no contest or been custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other crimes or in connection with the Bank Secrecy Act.

45. RIGHT OF FIRST OFFER
So long as Tenant is not in default of its obligations beyond any applicable cure period, in the event Landlord intends to market or advertise any available space in the Building for lease, Landlord shall first notify Landlord of the terms upon which it intends to offer such space, and Tenant shall have a period of ten (10) business days after receipt of the notice to deliver to Landlord notice that Tenant (i) accepts Landlord’s offer, or (ii) rejects Landlord’s offer. Time shall be of the essence with respect to Tenant’s notice, and Tenant’s failure to give any such notice within the ten (10) business day period shall be deemed a rejection of Landlord’s offer and Tenant shall have no further rights to such space, and Landlord shall be free to lease such space to any other party. This right shall be a continuing one during the Term in any case where Landlord intends to market (or remarket space after the termination or expiration of a lease) in the Building.
IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.
(signatures appear on following page)

Cedar Brook Corporate Center, LP
Date:August 16, 2011	By:	/s/ Joseph Stern
Landlord

Amicus Therapeutics, Inc.
Date: August 16, 2011	By:	/s/ John F. Crowley
Tenant

EXHIBIT A
FLOOR LOADS

ATTACHMENT #1
Landlord shall perform the following work at its sole cost and expense with no offset of the Tenant Improvements Allowance prior to the Commencement Date:
•	Replace stained or broken ceiling tiles. In the event that the ceiling tiles cannot be matched, all tiles in the room/area shall be replaced.
•	Repair damaged concrete and soffits on Building exterior.
•	Exterior and interior cleaning of all windows.
•	Repair existing telephone and data cabling damaged by previous tenant. The repair work will be performed to 287 short drops.
•	Repair or replace any existing cabling providing service to the offices or the labs that are not in good working order (unless damaged by acts of Tenant, its agents, employees, contractors or subcontractors) prior to Tenant’s occupancy of the Leased Premises.
•	Place HVAC and existing mechanical equipment in good operating condition adequate for its intended use.
•	Demise existing built-out space from exiting vacant space so that it will be separately metered